Exhibit 99.1

Second Quarter Earnings Up 183% at Annapolis Bancorp

ANNAPOLIS, Md.--(BUSINESS WIRE)--July 13, 2012--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced net income of $921,000 for the second quarter of 2012, an increase of $595,000 or 182.5% compared to net income of $326,000 in the second quarter of 2011.

Second quarter net income available to common shareholders after accruing for preferred stock dividends was $860,000 ($0.22 per basic and $0.21 per diluted common share), an increase of $657,000 or 323.6% compared to net income available to common shareholders of $203,000 ($0.05 per basic and diluted common share) in the second quarter of 2011.

Return on average assets and return on average common equity for the quarter improved to 0.84% and 11.30%, respectively, compared to 0.30% and 2.96% in the same period of 2011.

Net income for the first six months of 2012 grew to $1,745,000, an increase of $910,000 or 109.0 % from $835,000 in the first half of 2011. Year-to-date net income available to common shareholders totaled $1,576,000 ($0.40 per basic and $0.39 per diluted common share) compared to $590,000 ($0.15 per basic and $0.14 per diluted common share) in the same six month period of 2011.

Book value per common share at June 30, 2012 was $7.76 compared to $7.38 at December 31, 2011. The Company’s common stock has risen by 77% year-to-date, and closed Thursday, July 12, 2012 at a market price of $6.90.

Total assets of $437.5 million at June 30, 2012 decreased 0.9% or $4.1 million from $441.6 million at December 31, 2011. Gross loans totaled $297.4 million compared to $290.5 million at year-end 2011.

As of June 30, 2012, the Company’s allowance for credit losses was $6.9 million or 2.32% of total loans. Quarter-end nonperforming assets amounted to 1.97% of total assets.

Deposits of $343.2 million at June 30, 2012 decreased by $7.2 million or 2.1% from $350.4 million reported at year-end 2011.

Common stockholders’ equity increased to $30.8 million at June 30, 2012 from $29.2 million at December 31, 2011. Preferred stock was reduced to $4.1 million at June 30, 2012 from $8.1 million at year-end 2011 as one-half of the Company’s $8.2 million TARP obligation to the U.S. Treasury was repaid on April 18, 2012.

At June 30, 2012, Annapolis Bancorp, Inc. exceeded all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 11.8%, a total capital ratio of 13.1%, and a Tier 1 leverage ratio of 8.8%.

In the quarter just ended, net interest income increased by $22,000 to $4,056,000 from $4,034,000 in the second quarter of 2011. The continued low interest rate environment resulted in a decrease in the net interest margin to 3.88% in the second quarter of 2012 from 3.90% in the same period of 2011.

The Company lowered its provision for credit losses to $110,000 in the second quarter of 2012 from $679,000 in the second quarter of 2011.

Noninterest income totaled $466,000 for the three months ended June 30, 2012, an increase of $110,000 or 30.9% compared to $356,000 in the second quarter of 2011.

Noninterest expense improved by $278,000 or 8.6% to $2,938,000 in the quarter just ended compared to $3,216,000 in the second quarter of 2011. The Company’s efficiency ratio improved to 64.97% in the second quarter of the year compared to 73.26% in the linked quarter of 2011.

Year-to-date net interest income totaled $8,090,000 resulting in a net interest margin of 3.86% for the first six months of 2012. A $277,000 provision for credit losses was recorded in the first half of 2012 compared to $1,236,000 in the same period of 2011. Noninterest income increased by $179,000 compared to the first six months of 2011 and noninterest expense was reduced by $327,000. The year-to-date efficiency ratio improved to 65.96% from 71.65% in the same period of 2011.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. In April, the Bank broke ground on a new branch to be located in the Waugh Chapel Towne Centre adjacent to Wegmans in Gambrills, Maryland. It is scheduled to open in October.

BankAnnapolis was named 2011 Corporate Philanthropist of the Year by the Community Foundation of Anne Arundel County based on its direct support of local nonprofits, the impact of that support, success in motivating employees to make charitable contributions, and the CEO’s philanthropic leadership and ability to encourage and motivate others to give back. BankAnnapolis also received the 2011 Financial Services Award from the Annapolis and Anne Arundel County Chamber of Commerce for its innovation and leadership in the identification of financial products and services that best fit the needs of the community.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and involve certain risks and uncertainties which could cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate market; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes, and; (ix) such other risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

The Company is not responsible for changes made to this press release by wire services, Internet service providers or other media.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of June 30, 2012 and December 31, 2011
($000)

	(Unaudited)	(Audited)
	June 30,	December 31,
	2012	2011
Assets
Cash and due from banks	$2,852	$2,026
Interest bearing balances with banks	28,884	18,288
Federal funds sold	8	26,583
Investment securities, available for sale	90,965	87,549
Federal Reserve and Federal Home
Loan Bank stock	2,865	2,992
Loans, net of allowance of $6,908 and $7,182	290,476	283,284
Premises and equipment	9,029	8,418
Accrued interest receivable	1,320	1,279
Deferred income taxes	2,569	2,617
Investment in bank owned life insurance	5,734	5,624
Real estate owned	1,169	1,222
Prepaid FDIC Insurance	1,035	1,198
Other assets	572	490
Total Assets	$437,478	$441,570

Liabilities and
Stockholders' Equity
Deposits
Noninterest bearing	$56,414	$56,664
Interest bearing	286,801	293,717
Total deposits	343,215	350,381
Securities sold under agreement
to repurchase	16,458	11,344
Long term borrowed funds	35,000	35,000
Junior subordinated debentures	5,000	5,000
Accrued interest and dividends payable	187	219
Accrued expense and other liabilities	2,704	2,258
Total Liabilities	402,564	404,202

Stockholders' Equity
Preferred stock	4,076	8,146
Common stock	40	39
Warrants to purchase common stock	234	234
Paid in capital	11,822	11,779
Retained earnings	17,755	16,179
Accumulated other comprehensive income	987	991
Total Equity	34,914	37,368
Total Liabilities and
Equity	$437,478	$441,570

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Six Month Periods Ended June 30, 2012 and 2011
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011

Interest Income
Loans	$4,247	$4,268	$8,479	$8,459
Investments	531	696	1,088	1,404
Interest bearing balances with banks	8	5	15	9
Federal funds sold	10	8	22	15
Total interest income	4,796	4,977	9,604	9,887

Interest expense
Deposits	401	594	836	1,188
Securities sold under
agreements to repurchase	12	24	23	41
Interest on long-term borrowings	327	325	655	646
Total interest expense	740	943	1,514	1,875
Net interest income	4,056	4,034	8,090	8,012

Provision	110	679	277	1,236

Net interest income after provision	3,946	3,355	7,813	6,776

NonInterest Income
Service charges	310	316	594	616
Mortgage banking	50	15	96	17
Other fee income	96	(31)	183	(2)
Gain on sale of loans	-	79	-	147
Gain (loss) on sale of REO and other assets	10	(22)	30	(22)
Loss on sale or disposal of fixed assets	-	(1)	-	(32)
Total noninterest income	466	356	903	724

NonInterest Expense
Personnel expense	1,618	1,714	3,307	3,475
Occupancy and equipment expense	369	424	747	845
Data processing expense	208	213	420	421
Professional fees	137	146	268	225
Marketing expense	99	123	217	232
FDIC expense	86	135	168	281
Other operating expense	421	461	805	780
Total noninterest expense	2,938	3,216	5,932	6,259

Income before taxes	1,474	495	2,784	1,241
Income tax expense	553	169	1,039	406
Net income	921	326	1,745	835
Preferred stock dividend and discount accretion	61	123	169	245
Net income available to common shareholders	$860	$203	$1,576	$590

Basic earnings per common share	$0.22	$0.05	$0.40	$0.15
Diluted earnings per common share	$0.21	$0.05	$0.39	$0.14
Book value per common share	$7.76	$7.00	$7.76	$7.00

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months		For the Sixth Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	0.84%	0.30%	0.79%	0.39%
Return on average common equity	11.30%	2.96%	10.52%	4.37%
Average equity to average assets	8.00%	8.15%	8.29%	8.16%
Net interest margin	3.88%	3.90%	3.86%	3.95%
Efficiency ratio	64.97%	73.26%	65.96%	71.65%

Other Ratios
Allowance for credit losses to loans	2.32%	2.51%	2.32%	2.51%
Nonperforming assets to total assets	1.97%	1.68%	1.97%	1.68%
Net (recoveries) charge-offs to average loans	(0.01%)	0.10%	0.18%	0.29%
Tier 1 capital ratio	11.8%	12.8%	11.8%	12.8%
Total capital ratio	13.1%	14.0%	13.1%	14.0%

Average Balances
Assets	442,856	437,833	441,887	432,592
Earning assets	420,961	414,559	420,344	409,144
Loans, gross	299,888	288,110	298,192	285,091
Interest-bearing liabilities	347,909	351,649	346,207	348,581
Stockholders' equity	35,433	35,689	36,622	35,291

CONTACT:
Annapolis Bancorp, Inc.
Edward J. Schneider, 410-224-4455